UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 27, 2010

DYNEX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-9819	52-1549373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4991 Lake Brook Drive, Suite 100 Glen Allen, Virginia	23060
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(804) 217-5800

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 27, 2010, Dynex Capital, Inc. (NYSE: DX) (the “Company”) announced its preliminary, unaudited results for the quarter ended June 30, 2010. Below are selected portions of such preliminary results. All information as of or for the quarter or six months ended June 30, 2010 is preliminary and unaudited. All information as of or for either the quarter ended March 31, 2010 or June 30, 2009 or the six months ended June 30, 2009 is unaudited.

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The Company reported diluted earnings per common share of $0.38 for the second quarter of 2010 versus $0.25 for the second quarter of 2009. The Company also reported book value per common share of $9.80 at June 30, 2010 versus $9.40 at March 31, 2010 and $9.08 at December 31, 2009. Other highlights for the quarter include:

•	Net interest income of $7.9 million in the second quarter of 2010 versus $7.2 million in the first quarter of 2010 and $5.9 million in the second quarter of 2009;

•	Net interest spread of 2.75% for the second quarter of 2010 versus 2.96% for the first quarter of 2010 and 3.10% for the second quarter of 2009;

•	Investment portfolio of $943.2 million at June 30, 2010 versus $954.4 million at March 31, 2010 and $918.0 million at December 31, 2009;

•

Seriously delinquent securitized mortgage loans declined $4.2 million during the quarter, or 17%, to $20.3 million at June 30, 2010 and no new commercial mortgage loans became seriously delinquent during the quarter;

•	Investment portfolio at June 30, 2010 is composed of 60% Agency MBS and 40% of non-Agency securities and securitized mortgage loans; and

•	Overall leverage of 4.2 times equity capital at June 30, 2010.

Results of Operations

The increase in net income for the second quarter of 2010 as compared to the same period in 2009 resulted from an increase in net interest income and gain on sale of investments.

Net interest income increased to $7.9 million for the second quarter of 2010 from $5.9 million for the same period in 2009. Most of the increase is attributable to a growth in average interest earning investments of $234.9 million to $941.0 million for the second quarter of 2010, partially offset by a decline in the yield on earning assets. Premium amortization for the second quarter of 2010 was $1.9 million versus $1.6 million for the first quarter of 2010 and $0.6 million in the second quarter of 2009. Premium amortization was higher due primarily to Fannie Mae delinquent loan buy-out activity during the second quarter in the Agency MBS portfolio. Total principal payments received in Agency MBS were $73.2 million during the second quarter of 2010, versus $56.3 million in the first quarter of 2010 and $30.6 million during the second quarter of 2009. Net interest income for the quarter also included $1.1 million in yield maintenance on CMBS as discussed further below.

Net portfolio interest spread for the second quarter of 2010 was 2.75%, which is the difference between the yield of 4.76% on the Company’s interest-earning investment portfolio (excluding cash balances) and its cost of funds of 2.01%. The net portfolio interest spread was 3.10% for the second quarter of 2009 and 2.96% for the first quarter of 2010. The net interest spread declined in the second quarter of 2010 versus the first quarter of 2010 due principally to a 21 basis point decline in investment yields during the quarter from higher premium amortization and as interest rates on certain Agency ARMs reset down during the period. The net interest spread declined from the second quarter of 2009 due principally to a 70 basis point decline in investment yields offset in part by a decline of 36 basis points in weighted-average borrowing costs from declining repurchase agreement rates.

Gain on sale of investments for the second quarter of 2010 of $0.7 million resulted from the sale of $18.7 million in short-reset Agency ARMs. The Company sold these ARMs prior to their reset to lower rates and deployed the sale proceeds in CMBS.

Two loans underlying certain CMBS prepaid during the second quarter of 2010 resulting in the receipt of $1.1 million of yield maintenance, which is included in net interest income, and the reversal of $0.4 million in valuation impairment, which is included in other income for the quarter.

Agency MBS Investments

During the second quarter of 2010, the Company’s Agency MBS investments averaged $559.8 million versus $549.8 million in the first quarter of 2010 and $459.0 million in the second quarter of 2009. At June 30, 2010, the Company had $276.4 million in Hybrid Agency ARMs with a weighted average months-to-reset of 31 months, $247.8 million in Agency ARMs with a weighted average months-to-reset of 4 months, and $44.7 million in fixed rate Agency CMBS. At June 30, 2010, the Company had $426.0 million in Fannie Mae Agency MBS and $142.9 million in Freddie Mac Agency MBS.

Non-Agency Investments

The Company’s non-Agency investment assets principally include non-Agency securities consisting of ‘AAA’-rated CMBS and non-Agency RMBS, and highly seasoned securitized mortgage loans. Substantially all of these loans and securities were originated by the Company in 1998 and prior years. During the quarter, the Company’s CMBS portfolio balance averaged $172.8 million and the non-Agency RMBS portfolio balance averaged $5.5 million.

Seriously delinquent loans (loans 60+ days past due) in the Company’s securitized mortgage loan portfolio totaled $20.3 million at June 30, 2010 versus $24.6 million at March 31, 2010. Approximately $1.1 million of the delinquent loans have some form of insurance or other credit support which substantially reduces or eliminates the Company’s exposure to losses on these loans. The Company charged-off $0.6 million in previously reserved securitized mortgage loans during the quarter.

Hedging Activities

During the second quarter of 2010, the Company entered into a $35 million pay-fixed interest rate swap with a rate of 1.93% and original maturity of 48 months. As of June 30, 2010, the Company had a total of $215 million in pay-fixed interest rate swaps with a weighted average rate of 1.49% and a weighted average remaining maturity of 31 months. The interest rate swaps are being used to hedge the Company’s exposure to changes in LIBOR for its repurchase agreement borrowings.

Shareholders’ Equity and Book Value per Common Share

Shareholders’ equity was $190.8 million at June 30, 2010 versus $168.8 million at December 31, 2009. During the second quarter of 2010, the Company issued 70,100 shares in common stock for net proceeds of $0.6 million through its controlled equity offering program. Book value per common share increased to $9.80 at June 30, 2010 versus $9.40 at March 31, 2010 and $9.08 at December 31, 2009. The increase in book value during the quarter resulted from an increase in accumulated other comprehensive income of $0.22 per share and retained net income in excess of dividends paid of $0.18 per share. Accumulated other comprehensive income increased principally as a result of the increase in fair value of CMBS and Agency MBS. At June 30, 2010, the fair value of CMBS was 105.1% of its amortized cost basis and 99.3% of its par balance. At June 30, 2010, the fair value of Agency MBS was 102.1% of its amortized cost basis and 105.5% of its par balance.

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Dynex Capital, Inc. is a real estate investment trust, or REIT, which invests in mortgage loans and securities on a leveraged basis. The Company invests in Agency MBS, non-Agency MBS, and CMBS. The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates and the expected performance of certain of our investments. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including the ongoing volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed with and furnished to the Securities and Exchange Commission.

DYNEX CAPITAL, INC.

Consolidated Balance Sheets

(Thousands except per share data)

	June 30, 2010	December 31, 2009
	(unaudited)
ASSETS
Agency MBS	$568,966	$594,120
Non-Agency securities	179,996	109,110
Securitized mortgage loans, net	192,666	212,471
Other investments	1,597	2,280

	943,225	917,981

Cash and cash equivalents	30,279	30,173
Derivative assets	—	1,008
Accrued interest receivable	5,043	4,583
Other assets	4,891	4,317

	$983,438	$958,062

LIABILITIES AND SHAREHOLDERS’ EQUITY LIABILITIES:
Repurchase agreements	$590,925	$638,329
Collateralized borrowings	191,929	143,081
Derivative liabilities	2,835	—
Accrued interest payable	1,145	1,208
Other liabilities	5,773	6,691

	792,607	789,309

SHAREHOLDERS’ EQUITY:
Preferred stock	41,749	41,749
Common stock	152	139
Additional paid-in capital	390,544	379,717
Accumulated other comprehensive income	17,436	10,061
Accumulated deficit	(259,050)	(262,913)

	190,831	168,753

	$983,438	$958,062

Book value per common share	$9.80	$9.08

DYNEX CAPITAL, INC.

Consolidated Statements of Operations

(Thousands except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest income:
Investments	$11,738	$9,816	$22,761	$19,287
Cash and cash equivalents	2	3	5	9

	11,740	9,819	22,766	19,296
Interest expense	3,808	3,938	7,638	8,371

Net interest income	7,932	5,881	15,128	10,925

Provision for loan losses	(150)	(139)	(559)	(318)

Net interest income after provision for loan losses	7,782	5,742	14,569	10,607

Gain on sale of investments, net	716	138	794	221
Fair value adjustments, net	71	(507)	153	138
Other income, net	555	753	1,224	20
General and administrative expenses:
Compensation and benefits	(870)	(1,069)	(1,842)	(1,953)
Other general and administrative expenses	(987)	(687)	(2,094)	(1,530)

Net income	7,267	4,370	12,804	7,503
Preferred stock dividends	(1,003)	(1,003)	(2,005)	(2,005)

Net income to common shareholders	$6,264	$3,367	$10,799	$5,498

Weighted average common shares:
Basic	15,122,324	12,987,784	14,668,489	12,581,033
Diluted	19,347,030	17,209,785	18,892,927	12,581,033

Net income per common share:
Basic	$0.41	$0.26	$0.74	$0.44
Diluted	$0.38	$0.25	$0.68	$0.44

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DYNEX CAPITAL, INC.

Date: July 29, 2010	By:	/s/ Stephen J. Benedetti
Stephen J. Benedetti
Executive Vice President, Chief Operating Officer and Chief Financial Officer